Exhibit 99.1

Investor Inquiries:

David L. Kerr	Joseph C. Tusa, Jr.
Senior Vice President – Corporate Development	Senior Vice President & Chief Financial Officer
713.386.1420	713.386.1428
dkerr@comsys.com	jtusa@comsys.com

COMSYS IT PARTNERS, INC. ANNOUNCES OUTLOOK FOR 2005

HOUSTON, TEXAS (May 2, 2005) — COMSYS IT Partners, Inc. (Nasdaq/NM:CITP) today provided guidance for 2005 earnings by announcing its forecasted operating results. For 2005, COMSYS expects net income to be in the range of $12 million to $15 million, or approximately $0.75 to $0.95 per common share. Additionally, revenue for 2005 is projected to be approximately $655 million to $675 million and operating income is projected to be $29 million to $33 million. Included in the 2005 projections are approximately $5.7 million of pre-tax charges associated with the following:

•	Approximately $4 million related to restructuring and integration costs associated with the business combination of Venturi and COMSYS. Approximately $3.5 million of these costs were incurred in the first quarter of 2005 and the remaining amount is forecasted to be incurred in the second quarter of 2005.

•	Stock based compensation expense of approximately $1.7 million.

Excluding merger related integration and rationalization charges and stock based compensation expense, the projected earnings per share for 2005 is approximately $1.10 to $1.30.

COMSYS expects its effective tax rate in 2005 to be approximately 4.5%.

The financial guidance contained herein does not take into account the proposed equity offering which was announced on April 4, 2005.

About COMSYS IT Partners

COMSYS IT Partners, Inc. (Nasdaq: CITP), is a leading IT staffing and solutions company with 41 offices across the U.S. and an office in the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions including network design and management, offshore development, customized software development and maintenance, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS serves Fortune 500 clients in the financial services/insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies.

4400 Post Oak Parkway
Suite 1800
Houston, TX 77027
tel: 713-386-1400
fax: 713-961-0719
www.comsys.com

COMSYS Press Release

Forward-looking Statements

Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect the Company’s plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are based on the Company’s expectations and beliefs concerning future events affecting the Company and are subject to risks and uncertainties relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control, including:

•	the Company’s success in attracting, training, retaining and motivating key officers and employees;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	weakness or reductions in corporate information technology spending levels;

•	the Company’s ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the impact of competitive pressures, including any change in the demand for the Company’s services, on its ability to maintain or improve its operating margins;

•	the entry of new competitors into the marketplace or expansion by existing competitors;

•	the possibility of the Company’s incurring liability for the activities of its temporary employees or for events impacting its temporary employees on clients’ premises;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	the challenges of integration and restructuring associated with the recently completed merger or other planned business activities and the challenges of achieving anticipated synergies;

•	the risk that further cost cutting or restructuring activities undertaken by the Company could cause an adverse impact on certain of the Company’s operations;

•	economic declines that affect the Company’s liquidity or ability to comply with its loan covenants;

•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms;

•	adverse changes to management’s periodic estimates of future cash flows that may affect the Company’s assessment of its ability to fully recover its goodwill;

•	whether governments will amend existing regulations in such a manner as to increase the Company’s costs of doing business;

•	whether governments will impose additional regulations or licensing requirements on staffing services businesses in particular or on employer/employee relationships in general; and

•	other matters discussed in this press release and the Company’s most recent definitive proxy statement, Forms 10-K, 10-Q and 8-K, as well as matters discussed in the Company’s future SEC filings.

Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Any or all of the Company’s forward-looking statements included in this release may turn out to be wrong. They can be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties. Many factors mentioned in this release will be important in determining future results. Actual future results may vary materially. Because of these factors, the Company cautions that investors should not place undue reliance on any of its forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, and is not responsible for any changes made to this release by wire or Internet services.

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